Exhibit 99.2

Capital Trust Q2 2007 Earnings Call

August 1, 2007

Conference Coordinator:
Hello and welcome to the Capital Trust second quarter 2007 result conference call.  Before we begin please be advised that the forward-looking statement expressed in today's call are subject to certain risk and uncertainties including but not limited to the continued performance in your origination volume and the rate of repayment of the company's and its fund, loan and investment portfolios, the continued maturity and the satisfaction of the company's portfolio asset as well as other risks obtained in the company's latest Form 10K and Form 10Q filings with the Securities and Exchange Commission.  The company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.  There will be a Q&A session following the conclusion of this presentation, at that time I will provide instructions for submitting a question to management.  I would not like to turn the call over to Mr. John Klopp, CEO of Capital Trust.
John Klopp:
Good morning everyone.  Thank you for joining us once again and for your continued interest in Capital Trust.
Last night we reported our numbers for the second quarter and filed our 10-Q.  In the face of increased volatility and market turbulence, CT again delivered solid results.
❑	Net income was $25.4 million or $1.43 per share, a new record for Capital Trust.
❑	New originations were $687 million for the balance sheet and $842 million for our investment management vehicles, both new records.

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❑
The credit quality of all of our portfolios remained strong with no losses or reserves for losses incurred.  And, after talking about it on every quarterly conference call for as long as I can remember, I am happy to report that we finally resolved our one and only non-performing asset, an $8 million loan in Baja Mexico, generating a $10.9 million recovery during the quarter on a loan that we carried at $2.6 million.  Subsequent to quarter end, we also received upgrades on 7 classes of our CDO III, a $264 million balance sheet financing collateralized by a pool of largely fixed rate CMBS that we issued in August of 2005.

❑
On the capital front, we upsized our senior unsecured credit facility from $50 to $100 million, and just this week closed on a new $250 million repo facility, bringing our total secured financing commitments up to $1.9 billion.

❑
In our investment management business, we raised one new private equity fund, upsized the committed capital in our High Grade separate account by $100 million, and increased our overall Assets Under Management by 162%.

❑	Lastly, in June we completed the acquisition of PRN Capital, a new healthcare lending platform that we believe, over time, will allow us to become a significant factor in this appealing sector.
Digging deeper, Q2 earnings were boosted by our recovery on the Baja non-performing loan, but even factoring that and other non-recurring items out, core recurring earnings were solid in the 85 cents per share.  New originations were a record, but we also had a record $478 million of repayments, so balance sheet net asset growth was muted.  So far in Q3, repayments

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have slowed significantly, and we expect that trend to continue given current market conditions.  The PRN Capital acquisition will add to our G&A and be slightly dilutive to earnings in the next few quarters until the impact of new originations kicks in, but we believe this is a smart strategic investment that will pay off in the long term.  All in all, we believe that Q2 was a period of strong performance and substantial accomplishment.
Notwithholding all of the above, fear and loathing have now taken hold in the financial markets and the question is how does this all impact Capital Trust.  The credit meltdown in the subprime residential market and the liquidity meltdown in the corporate leveraged loan market have clearly affected both the perception and reality of our world.  Real impacts include wider spreads on CMBS and (more recently) floating rate loans, spooked CDO buyers, and (finally) tighter underwriting standards.  The stock market has reacted largely on perception by relentlessly selling everything in any way credit-related, including CT.  In a period when risk across all markets is being reassessed and repriced, the difficult task is to separate perception from reality.  For Capital Trust and other companies like us, the true test comes down to those same issues of credit quality and financial stability.
On the credit front, we feel good about the risk in our portfolios and believe that our assets will continue to outperform the market.  As the lending markets overheated in the last two years, we consciously dialed down our risk profile, sacrificing spread for downside protection.  Our loan portfolio is predominantly backed by office, hospitality and multifamily rental properties owned by strong and experienced sponsors.  Our exposure to residential land is limited to one $10 million loan, and our book of for-sale condominium loans totals $164 million

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and is performing well.  Our CMBS portfolio is comprised primarily of older vintage bonds that were carefully selected and underwritten, and the ratings performance reflects that quality, with 80 upgrades versus 5 downgrades in the last 18 months.  While individual assets will inevitably encounter issues, we believe that our credit discipline will clearly distinguish CT in the period ahead.
We believe that the right hand side of our balance sheet is equally strong, insulating us from market fluctuations and providing adequate liquidity to take advantage of new opportunities.  Our $1.2 billion of existing balance sheet CDO liabilities provide duration matched, non mark to market financing for substantially all of our long term fixed rate assets and attractively priced revolving financing for a portion of our floating rate book.  While the current market for CRE CDOs can be characterized as difficult at best, we believe that this market will ultimately find its new level and open up for experienced collateral managers and sponsors.  In the meantime, we have close to $1.0 billion of available committed secured credit capacity from 8 counterparties, including the new $250 million facility closed with a new lender this week.  While the cost of these credit facilities is somewhat higher than our in-place CDOs, we have always priced our assets to generate acceptable ROEs even if CDO financing was not available.
The senior managers at Capital Trust are all major shareholders of CT, and the swoon in our stock has been painful.  But one thing I have learned after 10 years is that you can’t always explain or affect the price on the screen.  So our plan is to keep doing what we have been doing: selecting good assets that provide attractive risk-adjusted returns and maintaining a strong balance sheet.

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We expect that the disruption in the capital markets will persist for a while, but that ultimately assets and liabilities will reprice and reach a new equilibrium.  We expect that transaction volume will slow somewhat, but the flip side of that coin is that we expect the duration of our existing assets will lengthen.  In the short term, we expect that distressed assets and distressed sellers will create some extraordinary opportunities for those who have the experience and capital to move quickly.  And in the long term, we expect that this painful cleansing process will be good for our industry and very good for Capital Trust.
Geoffrey Jervis:
Thank you John and good morning everyone.  Let’s get started with the balance sheet:
Total assets increased by 8% during the quarter to $3.2 billion from $2.9 billion at the end of Q1.  The primary drivers of asset growth were new originations of Interest Earning Assets, which we define as Loans, CMBS and Total Return Swaps
For the second quarter, interest earning assets grew by approximately $234 million to $3.1 billion.  Gross balance sheet originations of interest earning assets totaled $687 million, including $15 million of unfunded commitments, for new fundings of $672 million.  During the period, we experienced $478 million of partial and full repayments and an offsetting $45 million of new advances on previously unfunded commitments.  The combination of originations less unfunded commitments, repayments and new advances netted to the $234 million increase in Interest Earning Assets for the period.
Balance sheet originations were comprised of $75 million of CMBS and $612 million of loans (with $15 million unfunded and $205 million of participations sold to the CT Large Loan

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Fund).  The weighted average all-in effective rate on new originations was 8.85%.  At June 30, 2007, the entire $3.1 billion portfolio of interest earning assets had a weighted average all-in effective rate of 8.25%.  From a credit standpoint, the average rating of the CMBS portfolio remains BB+ and the weighted average last dollar loan to value for the loan portfolio remains at 69%.
Looking inside the origination numbers, new CMBS were comprised of $39 million of rated securities and $36 million of non rated equity investments we made in two CT sponsored and CTIMCO managed off balance sheet CDOs.  The first was our co-investment in the CTX CDO that we executed for the new CTX Fund, (which I will discuss later in the call) and the second was an investment in the B and equity securities in an $830 million whole loan, B Note and mezzanine loan CDO that we co-sponsored with Morgan Stanley…..  Both of these CDOs were structured to be off balance sheet and the Company has no recourse to any of the obligations of any off balance sheet CDO or investment management vehicle.  As noted in the press release and 10Q, the average yield on our CMBS originations was almost 11% for the quarter, elevated by the higher yields on the CDO investments.  Over to loans, new loans were comprised of $155 million of whole loans and $457 million of B Notes and mezzanine loans.  The weighted average spread on the loan originations was 8.60% -- comprised of 8.23% for the whole loans and 8.72% for B Notes and mezzanine loans.  Whole loan last dollar LTVs were 69% and our B Notes and mezzanine loan last dollar LTVs were 73%.
Looking across the entire portfolio, credit performance remains strong in all investment categories.  The CMBS portfolio experienced 4 upgrades and no downgrades, and inside the loan

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portfolio, all assets are performing.  We booked no provisions for loan losses this quarter and feel very comfortable with the quality of the portfolio.  In fact, as John mentioned, during the quarter, we successfully resolved our only non-performing loan, the Baja Mexico loan.  This loan was a first mortgage with an original principal balance of $8.0 million that reached maturity on July 15, 2000.  In December 2002, the loan was written down to $4.0 million. From that time until March 31, 2007 we collected $1.4 million in cash, which further reduced the carrying value of the loan to $2.6 million. During the second quarter of 2007, we received net proceeds of $10.9 million which resulted in reducing the carrying value of the loan to zero and recording $4.0 million of a recovery of provision for losses and $4.3 million of interest income.  Total recoveries on the $8 million loan totaled over $13 million and, net of our expenses, the Baja loan produced roughly a 6% internal rate of return.
Moving down the balance sheet - equity investments in unconsolidated subsidiaries increased to $12.1 million at the end of the second quarter.  The increase was due to $3 million of fundings associated with our investment in Bracor which were offset by the continued impact of ordinary course repayments at Fund III on our co-investment.  Going forward, we expect to fund our remaining Bracor commitment over the next few periods.  As to Fund III, we expect to continue to experience repayments and, as of June 30th, the Fund had only 4 investments with total assets of $121 million – with all assets performing well.
As we have disclosed in the 10Q, the gross promote value to us embedded in Fund III, assuming liquidation at quarter end, was $8.1 million.  Collection of the Fund III promote is of course dependent upon, among other things, continued performance at the fund and the timing of

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payoffs.  That said, we currently expect to begin collecting Fund III promote starting in late 2007.  Any Fund III promote will be accompanied by our expensing a portion of capitalized costs, as well as payments to employees of their share of promotes received.
At quarter end, in addition to Fund III, we managed three other investment management vehicles, CT Large Loan, CT High Grade and our newest addition to the investment management platform, the CTX Fund.  The CTX Fund is designed to capitalize on certain opportunities such as synthetic CMBS that we are unable to address directly on balance sheet because of our REIT status or other such regulatory issues.  The Fund’s mandate is to co-invest in the equity and subordinate debt tranches of certain CT sponsored and managed CDOs secured by commercial real estate assets.  During the quarter, we sponsored our first CTX CDO, a CDO secured by a portfolio of single name CMBS credit default swaps and cash assets with a total notional or face amount of $490 million--the portfolio has since been fully ramped to $500 million.  At issuance, we sold $488 million of securities to third parties and the CTX Fund and CT retained the $12 million of subordinated notes and equity, split 40% to CT and 60% to the CTX Fund.  Going forward, splits on this type of asset will be 25% to CT and 75% to the CTX Fund.
Activity in our other investment management vehicles was also strong during the second quarter.  CT Large Loan, our $325 million equity fund that co-invests with the balance sheet on large transactions, made 4 investments, bringing the assets in the fund to $255 million at quarter end.  CT High Grade, our $250 million high grade B Note and mezzanine loan account, made 5 investments, bringing the assets in the Fund to $208 million at the end of the period.  Subsequent

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to quarter end, we upsized the equity commitment in CT High Grade by $100 million to $350 million.
On the right hand side of the balance sheet, total Interest Bearing Liabilities, defined as repurchase obligations, CDOs, our unsecured credit facility and trust preferred securities, were $2.4 billion at June 30th and carried a weighted average cash coupon of 6.03% and a weighted average all-in effective rate of 6.24%.
In terms of activity during the quarter we increased our unsecured credit facility size by $50 million to a total of $100 million bringing five new lenders into the syndicate AND, subsequent to quarter end, we entered into a new $250 million master repurchase agreement with Citigroup bringing our total committed secured financing facilities to $1.9 billion.  The new facility is designed to provide us with financing for our general loan and securities investment activity.  In addition, also subsequent to quarter end, we extended the term of our $300 million repurchase facility with JP Morgan to October 31 of 2008.
Our repurchase obligations continue to provide us with a revolving component of our liability structure from a diverse group of counterparties.  At the end of the second quarter, our borrowings totaled $965 million and we had $1.6 billion of commitments from seven counterparties.  We remain comfortably in compliance with all of our facility covenants and, inclusive of the new Citigroup facility, with almost $900 million of unutilized capacity on our repo lines, we are confident that we have the immediately available debt capital to fund our near and mid term growth.

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Our CDO liabilities at the end of the second quarter totaled $1.2 billion – this amount represents the notes that we have sold to third parties in our four balance sheet CDO transactions to date.  At June 30th, the all in cost of our CDOs was 5.89%.  All of our CDOs are performing, fully deployed and in compliance with their respective interest coverage, overcollateralization and reinvestment tests.  At quarter end, total cash in our CDOs-- recorded as restricted cash on our balance sheet-- was $3.8 million.  In addition, subsequent to quarter end, we received upgrades on seven classes of CT CDO III from Fitch Ratings.  Of the fourteen rated classes, seven were upgraded by one to two notches and the remaining seven classes had their pre-existing ratings affirmed. Fitch attributed the ratings action to the improved credit quality of the portfolio and seasoning of the collateral.  CT CDO III was issued in August 2005 and is collateralized by a portfolio of vintage (1996-1999), fixed rate CMBS.
As previously mentioned we increased our unsecured credit facility by $50 million to $100 million and brought in five new lenders to the syndicate.  The facility has an initial term of one year with two one year extension options and, at the end of any year, a one year term out at our option – effectively making the life of this facility a minimum of two years and a maximum of four years.  At quarter end, we had $75 million drawn under this facility.
The final component of interest bearing liabilities is $129 million of trust preferred securities, we did not issue any new TRUPs during the period.  In total, our $129 million of trust preferred securities provide financing at a cash cost of 7.20% and 7.30% on an all-in basis (in both instances, rates are fixed for the first 10 years).

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One more item of note in Liabilities is participations sold.  At June 30th, we had $334 million of Participations Sold on the balance sheet, recorded as both assets as loans receivable and liabilities as participations sold and the pass through rate on these participations was 8.56%.
Over to the equity section, shareholders’ equity was $452 million at June 30th and our book value per share was $25.52.  Book value moved significantly during the quarter from $426 million at March 31st, up approximately $26 million.  The major components of the change were a $9 million net increase in the value of our interest rate swaps and net income from the resolution of Baja of approximately $8.3 million.  Our debt-to-equity ratio (defined as the ratio of Interest Bearing Liabilities to book equity) decreased slightly to 5.2-to-1 compared to 5.3-to-1 at the end of the first quarter of 2007.  We remain comfortable with our leverage levels and, as we have said in the past, these levels will migrate depending upon the types of assets we originate and the structure of the liabilities we raise.
As always, we remain committed to maintaining an index and term matched asset/liability mix.  At the end of the quarter, we had approximately $426 million of net positive floating rate exposure (on a notional basis) on our balance sheet.  Consequently, an increase in LIBOR of 100 basis points would increase annual net income by approximately $4.3 million.  Conversely, a 100 basis point drop in LIBOR would decrease our earnings by that same amount.
Our liquidity position remains strong, and at the end of the second quarter, we had $28 million of cash, $136 million of immediately available borrowings under our repo facilities and $25 million availability under our credit facility for total liquidity of $190 million.

Capital Trust 2Q 2007 Earnings Call
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Turning to the income statement, we reported net income of $25.4 million or $1.43 per share on a diluted basis for second quarter 2007, representing growth of 57% on a per share basis from the second quarter of 2006.
The primary drivers of net income growth for the quarter were increases in net interest income which in turn resulted from the increase in interest earning assets, in addition to the impact of the resolution of Baja.
Other revenues for the second quarter, primarily management and advisory fees from our funds, were $899,000, in line with the comparable quarter in 2006.  Underneath the surface, the components of fee income changed as management fees from CT Large Loan, CT High Grade and CTX Fund increased, offsetting the decrease in base management fees from Fund II and Fund III.  We expect these revenue streams to continue to grow in the coming quarters.
Moving down to other expenses, G&A was $7.8 million for the quarter, an increase of $2.1 million from the second quarter of 2006.  This increase is primarily a result of higher levels of employment costs as well as increased professional fees.  Specifically, in conjunction with the resolution of Baja and its impact to net income, we increased compensation expense by $1 million for the period.
Depreciation and amortization decreased by $2.0 million year over year due primarily to the write off of $1.8 million of capitalized costs in the second quarter of 2006 as we expensed all of the capitalized costs relating to an investment management joint venture.
Below other expenses, you will notice that we have a “recovery of provision for losses” of $4.0 million.  The recovery recorded in the second quarter of 2007 related to, as previously

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mentioned, the successful resolution of the Baja loan.  We received net proceeds of $10.9 million associated with the loan which resulted in the following: a) reducing the carrying value of the loan from $2.6 million to zero b) recording a $4.0 million recovery of a provision for losses and c) recording $4.3 million of interest income.
In both second quarter 2007 and 2006, we did not pay any taxes at the REIT level.  However, CTIMCO, our investment management subsidiary, is a taxable REIT subsidiary and subject to taxes on its earnings.  In the second quarter of 2007, CTIMCO recorded an operating loss before income taxes of $1.5 million, resulting in an income tax benefit which was fully reserved.  In the second quarter of 2006, CTIMCO recorded an operating loss before income taxes of $1.6 million, which resulted in an income tax benefit of $770,000.
As is typically the case, our income for the period included items that we would consider non-recurring.  During the second quarter, non recurring items included the impact of Baja, the impact of the early repayment of loans (including exit fees, prepayment penalties and accelerated discount/premium amortization), increased G&A and the impact from our equity investments.  Net of these impacts, recurring net income per share was in the mid 80s cents per share range.
In terms of dividends, our policy is to set our regular quarterly dividend at a level commensurate with the recurring income generated by our business.  At the same time, in order to take full advantage of the dividends paid deduction of a REIT, we endeavor to pay out 100% of taxable income.  In the event that taxable income exceeds our regular dividend pay out rate, we will make additional distributions in the form of special dividends.  We paid a regular quarterly cash dividend of $0.80 in the second quarter, a 14% increase year over year.  In

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isolation, the resolution of the Baja loan increases taxable income by $8.3 million or slightly in excess of $0.45 per share and will likely create a distribution of that same amount when we calculate the special dividend at year end.
Before I turn it back to John for Q&A, I want to spend a moment on the impact of our recent acquisition of PRN Capital, the healthcare lending platform in Birmingham, Alabama.  Our initial purchase price for the platform was $2.6 million and, dependant upon the team meeting certain performance hurdles, they will be eligible in March of 2009 for up to an additional $1.8 million – for a total potential purchase price of $4.4 million.  The $2.6 million initial purchase price was funded $1.9 million in cash from available liquidity and $700,000 in stock -- and the contingent purchase price, should it be earned, will be two-thirds cash and one third stock.  Going forward, we expect PRN Capital to run at a rate of $1 million per quarter of G&A and, as they originate loans, we will begin to recognize net revenues from their operations.  By our estimates, PRN Capital will achieve breakeven by Q2 2008 and will be a significant contributor to net income in the periods thereafter.
That wraps it up for the financials, and at this point, I'll turn it back to John.
John Klopp:
Thank you Geoff.  At this time, we will open it up for Q&A.
Conference Coordinator:
We will take our first question from David Fick with Stifel Nicolaus.  Your line is now open.
David Fick:

Capital Trust 2Q 2007 Earnings Call
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Good morning.  You last issued common equity in October of last year – 2 million shares at about $45 a share.  If we presume that the markets, as you indicated in your comments, stay troubled for the next period of months (without quantifying that) – how long can you run, and how far can you go, with your existing liquidity before your asset base begins to shrink?
John Klopp:
We have a significant amount of existing available liquidity right now and we think that liquidity will take us for quite a while.  We think that it obviously depends upon the pace of investments.  In general, we believe that the overall pace of transactions, at least for the short term, is likely to slow a bit, and therefore, our volume may slow a bit.  In turn, and not unimportantly, we are being extremely selective, as we always are, on a credit basis, and in today’s environment, also very much on a spread basis.  The other thing I would tell you is that the unique thing about Capital Trust, as you well know, is that we have both a balance sheet business and an investment management business, and the investment management business has been designed to allow us to continue to leverage our platform even in times when the public markets are a little bit more difficult.  We expect to continue to grow that investment management business which gives us added capacity.
David Fick:
What would you say your net origination and investment volume will be over the next six months or so?
John Klopp:

Capital Trust 2Q 2007 Earnings Call
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We have not and do not intend to give guidance on originations or our earnings.  In general, as I’ve said, we believe we are in a position where we can be and intend to be very selective in terms of asset acquisitions.  We also think that given the dynamics in the marketplace, as I’ve said, our existing book is likely to lengthen out in terms of duration.
David Fick:
In terms of your repo facilities, including your newly negotiated one, what type of covenants do you have in terms of dividend coverage, and what sort of triggers are there that could at some point create a call?
Geoffrey Jervis:
The primary covenants that we have are an EBITDA to fixed charge ratio, as well as a debt to equity ratio, and we clear both by very wide margins.
David Fick:
And those measures are book and not market, I presume?
Geoffrey Jervis:
Correct.
David Fick:
Okay, can you talk a little about your dividend status – your view of safety of the dividend and growth of the dividend going forward?
John Klopp:
I can absolutely talk about that in the same context that we always talk about it.  Our policy has been to set our dividend at what we think is a comfortably sustainable recurring run

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rate.  That’s how we have done it in the past, and that’s how we’re doing it today, and we intend to continue with that policy.  What that means is that we factor out non-recurring, we factor out things that we don't think are predictable and sustainable in a very, very conservative context and that's where we set our quarterly dividend.  Probably doesn't serve us best in terms of the fact that we have been paying out special dividends which many people would say disappear in the mix, but that's the way we are comfortable running our business and that's the way we are going to continue.
David Fick:
Okay.  So you are comfortable with current levels going forward and fully expect to maintain at least the established dividend.
John Klopp:
Yes.
David Fick:
Okay.  Thank you.
John Klopp:
Thank you.
Conference Coordinator:
We will take our next question from the line of Don Fandetti with Citigroup.  Your line is now open.
Donald Fandetti:

Capital Trust 2Q 2007 Earnings Call
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Hi John, good quarter.  Couple of quick questions.  Wanted to just get an idea of what you are hearing from the big banks, big commercial real estate lenders, what’s their sort of psychology these days?
Stephen Plavin:
Don, I think that it varies from bank to bank, and they are certainly more cautious. I think they have widened out spreads because of the uncertainty of bond spreads and where they will be able to execute their CMBS transactions.  But we are still seeing new opportunities in the street from their inventory as well as from new loans they are pursuing.  So, definitely a note of caution, definitely things slowing down.  But, right now for the most part, they are open for business.
Donald Fandetti:
Okay.  Steve or John, I think you had mentioned that you would expect the CRE CDO market to open back up.  What do you think the catalyst is for that and what gives you that confidence?
John Klopp:
I don't know what the catalyst is - I'm being totally candid.  The market is there but it's exceedingly difficult and choppy and buyers who have been burnt elsewhere on subprime or ABS generally are very cautious in terms of their ability and their willingness to jump back in.  Having said that, if you look at CRE CDOs, the underlying credit performance has been absolutely impeccable, and I think that you may see, in the not too distant future, people coming

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back in, as a credit quality alternative, relative to their other choices.  Exactly what makes that happen and exactly when it's done, I am not smart enough to know.
Donald Fandetti:
Okay.  Fair enough thank you.
Conference Coordinator:
We will take our next question from the line of Rick Shane with Jefferies & Company.  Your line is now open.
Richard Shane:
Pursuing Don's question a little bit more in terms of the inventory, there was a fairly significant break point in the market on April 10th in terms of underwriting standards.  Two questions: first, how is the market differentiating inventory pre April 10th and post April 10th and is there a level that you would be interested in buying?  Second, in terms of pre April 10th paper, can you buy it cheap enough and is there a big enough pricing differential out there and when do you think realistically we clear all of that off the dealer desk?
Stephen Plavin:
This is Steve Plavin.  The April 10th date or whatever you think the appropriate date is when underwriting changed as a result of the Moody’s report and also some of the increased pressure from B-piece buyers, that's primarily a fixed rate CMBS phenomenon.  We stopped buying 2007 fixed rate CMBS much earlier in the year and we have not resumed buying 2007 CMBS although we will look at it very opportunistically.  As it relates to the floating rate loans, that market hasn’t behaved in the exact same pattern as the fixed rate loan market.  We are now

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seeing changes in the credit profiles of loans that are being originated in the floating rate market.  I think that you will see, in periods going forward, leverage levels being reduced.  All that not withstanding, we do believe there will be opportunities to acquire loans and interests in loans as a result of pressure of dealer inventories and from stressed borrowers and lenders and we are looking forward to seeing those opportunities in the periods going forward.
Richard Shane:
Okay.  I realize it's somewhat of a subjective question, so some more specific answers are probably unrealistic but thank you.
Stephen Plavin:
You’re welcome.
Conference Coordinator:
We will take our next question from the line of Don Destino with KKR, your line is now open.
Donald Destino:
I actually thought I pulled myself out, because Don and Rick did a good job of asking my questions.  But I will think of another quick one, which is, John you said that you expected to be extended or the duration to extend.  Are you getting any opportunities to re-deploy some of the capital in your replenishable CDOs?
John Klopp:
Yes.  We have $1.2 billion of CDO liabilities outstanding in four separate transactions.  Two of them are effectively static pool transactions where we term match finance long term

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fixed rate assets, and two of them are reinvesting CDOs that essentially are capable of being rolled over into new assets.  We are seeing repayments across the entire spectrum when they occur in those CDOs we are capable of dropping new assets in and taking advantage of old financing rates because those spreads are locked, obviously, and we do see that opportunity going forward no question about it.  It doesn't happen overnight, however, Don it happens over time.  We have been able to keep our reinvesting CDOs totally full and we expect to be able to do that going forward.
Donald Destino:
And do you think that's a feature that needs to be there, I assume, for floating rate CDOs. That's not something that you think might have to go by the way side in the current environment as things firm up and you go out to issue new CDOs.
John Klopp:
If I understand your question, I think the answer is no.  The floating rate side of the marketplace for the last couple of years, when CDOs have been available to the commercial real estate finance market, have had this reinvesting feature included in virtually all of them.  And it's basically a necessary component of floating rate CDOs given the duration of the underlying assets. It’s nice because it creates effectively a revolving credit type of feature for those fixed spread liabilities.
Donald Destino:
Got it.  Thanks a lot.
John Klopp:

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Thank you.
Conference Coordinator:
We will take our next question from the line of Jeff Bronchick with RCB Investment Management.  Your line is now open.
Jeffrey Bronchick:
Asked and answered, sorry.  Thank you.
John Klopp:
Thank you.
Conference Coordinator:
Once again if you would like to ask a question please press the star and one on your touch tone phone.  We will take the next question from the line of David Boardman with Wachovia.  Your line is now open.
David Boardman:
Good morning John.  Good morning Geoff.
John Klopp:
Good morning  David.
David Boardman:
Just two questions, one dealing with the floating rate loan market.  With leverage being reduced on new transactions and underwriting starting to look better, how does competition in that market change or does a different lender set - maybe the insurance platforms, pension funds or something similar step in where other competition steps out?

Capital Trust 2Q 2007 Earnings Call
August 1, 2007

John Klopp:
I think we have certainly seen, anecdotally, that the fast money has stepped back if not out.  We have had an influx of capital into this business over the last couple of years from virtually every direction conceivable, not just the traditional portfolio institutional lenders, not just the specialty shop like ours, who have been set up specifically to pursue this kind of business - but a bunch of yield hungry hedge funds and others that have come in - and have clearly, at the margin, impacted both the spread and the credit underwriting criteria in the marketplace. I think we expect that those guys will, at the margin again, step back or step out.  There has been a fair amount of conversation as it relates to the CMBS marketplace with widening spreads as the market tries to digest the product that is currently moving through the snake.  A lot of conversations that the insurance companies are seeing it as a very attractive time to step back in to take advantage of the wider spread and you are seeing some of that. But again, the market is trying to find a level right now and it's not clear that it has quite found it yet.  So we shall see - do we expect competition to evaporate in this marketplace?  Unfortunately I would say the answer to that is no.
David Boardman:
Where do we stand today on the originated loans that were going to go to the CMBS channels, those pre-Moody’s?  I know there was a time when they were saying there is $50 billion still left to be put through the channel where do we stand today?
John Klopp:

Capital Trust 2Q 2007 Earnings Call
August 1, 2007

Maybe Steve knows more specific numbers than I do.  As I said before, it is moving through the snake rather slowly, people expected that a lot of that could get cleared by the end of the summer and I think that as we are approaching the end of August you will see that a lot of what has been often referred to as orphan collateral, does get priced, albeit wider, and it does get sold.  We are not at the end but I think we are close to the end of that process on the fixed rate conduit CMBS side.
David Boardman:
One last question, thank you for your time.  Can you help me understand how much flexibility or power the banks have with your repurchase agreements to, in a worst case scenario just pull them, change advance rates to make them uneconomical?  How much power do they have, how much flexibility do the banks have in regard to that?
Geoffrey Jervis:
Obviously these are all contracts, so the banks are committed to the terms of these facilities through their maturity, and so they have very little power.  These are mark to market facilities, but that would be the only sort of near term power that they have.
David Boardman:
Thanks.
John Klopp:
Thank you.
Conference Coordinator:

Capital Trust 2Q 2007 Earnings Call
August 1, 2007

We will take our next question from the line of Jim Whitten with Laid Law.  Your line is now open.
Jim Whitten:
Hi one fast question.  Can you bring us up to date on the prospects in Brazil and when do you think they will kick in with some significance?  Thank you.
John Klopp:
Sure.  We made an investment, as you all know, close to a year ago as a founding equity partner in a company called Bracor.  Bracor is a private company that is in the net lease real estate business in Brazil, they are buying and building single tenant properties, industrial office and some retail across the entire landscape of Brazil and the business we believe is going very well.  There has been enormous opportunity because at least traditionally, there has been a vacuum of capital in that marketplace, particularly for assets such as this.  Without going through it in great detail, we think both the macro and the micro opportunities there are very strong.  Bracor is ahead of plan in terms of growth and deployment of capital and we believe that once it essentially ramps up it will be a very interesting and very profitable business.
Conference Coordinator:
We will take our next question from the line of James Shanahan with Wachovia. Your line is now open.
James Shanahan:
Thank you, good morning.  Shocking developments here in the marketplace and I applaud you - you put up a good quarter and you have gone through the motions here talking

Capital Trust 2Q 2007 Earnings Call
August 1, 2007

about your business. I'm not sure that all investors really care much about that right now. The focus is on credit and liquidity right now in the marketplace and there has been some pretty widespread and indiscriminant selling of a lot of specialty finance, commercial real estate stocks in this marketplace.  Thinking more about liquidity, I'm wondering if in your experience going back as long as you have been in this business (10 to 15 years some of you), do you recall a period like this where the market was pulling liquidity and could you comment on how it is the same as that time or different now?
John Klopp:
The time that is comparable is 1998, and we were certainly there and we were definitely in the business. The impact on us, in some way, feels similar, yet obviously the source of the issue was quite different at that point in time.  The result was that there was a retreat of liquidity, a very abrupt retreat in terms of the CMBS and loan market. We came through that timeframe, at which we had a billion plus of assets, with no credit issues and basically no margin calls and at a point in time when CRE CDOs weren't even invented yet and all of our financing was in the form of committed lines of credit, essentially similar to what we have in place today for a portion of our financing.  I will also say that shortly thereafter ensued one of the best investment environments we have ever experienced in which we were able to take advantage of some others who needed liquidity and take advantage of spread widening that then came back in rather abruptly also.  So, we think there are similarities in terms of what we are going through right now and we believe that there will be great opportunities for companies like us not withstanding

Capital Trust 2Q 2007 Earnings Call
August 1, 2007

the indiscriminate selling that is occurring in the stock market right now based on perception of risk.  I don't know what it's based on but it's clearly pretty relentless.
James Shanahan:
What were the signs that occurred following the crisis in the fall of '98.  What were signs that things were returning to normal or recovering to some degree?  What should we be looking out for?
John Klopp:
I think it is probably when spreads reach the level where people move back in and move back in pretty hard.  Liquidity has not disappeared in this marketplace, it is going else where, and it is clearly in a mode of fear and uncertainty.  Uncertainty as to where spreads are going and therefore where the value of spread oriented products will be tomorrow and next week and the week after.  At some point that pricing will find its level, the liquidity will move back in and I think over a little bit longer timeframe, perception will change and the ultimate underlying reality will take hold.  The underlying reality in our marketplace is that the credit quality remains good, we don't have a sub prime resi mortgage melt down and this is really a liquidity issue at this point in time and I think those are the rather amorphous signs that will call the terms.
James Shanahan:
Well thank you.  Hopefully, you will keep executing and come out stronger.  Good luck.
John Klopp:
That's the plan.  Thank you.
Conference Coordinator:

Capital Trust 2Q 2007 Earnings Call
August 1, 2007

And it appears we have no further questions at this time.
John Klopp:
Well then we will sign off with simply saying thank you all for your interest.  We had a very large crew on this call, not surprisingly.  So keep watching and we will keep doing it.  Thank you.